Exhibit 99.1

Contact: Dan McCarthy, 610-774-5758

PPL Chief Financial Officer to Retire

ALLENTOWN, Pa. (Jan. 29, 2007) - PPL Corporation (NYSE: PPL) announced Monday (1/29) that John Biggar, the company’s executive vice president and chief financial officer, will retire April 1.
Biggar, 62, will be succeeded as executive vice president and chief financial officer by Paul A. Farr, senior vice president-Financial, who has been with PPL since 1998 and has more than 15 years of financial and operations experience.
“John Biggar has been an outstanding chief financial officer and essential contributor to the executive management team that has transformed PPL from a regional utility into a company that is recognized as one of the most successful in the U.S. electricity sector,” said James H. Miller, PPL chairman, president and chief executive officer. “John has been particularly effective in establishing vital company relationships with the investment community.”
“We thank John for his exceptional service as CFO and wish him all the best as he completes a very successful 38-year career,” said Miller.
Miller said the company is very fortunate to have someone of Paul Farr’s “experience, knowledge and enthusiasm” ready to take over the CFO position.
“Paul’s extensive operational experience, as the senior vice president of one of our major subsidiaries, significantly enhances his outstanding financing and accounting credentials,” said Miller. “We are confident that Paul will carry on the excellent performance that the company and its investors have come to expect from our chief financial officer.”
Biggar has served as an executive vice president of PPL Corporation and a member of its board of directors since 2001.
He began his PPL career in 1969 as an attorney in the company’s legal department. Later, he served as manager of Finance and assistant treasurer. He was named vice president-Finance in 1984, a position he held for 14 years. He became senior vice president and chief financial officer in 1998.
A native of Oneida, N.Y., Biggar earned a Juris Doctor degree from the College of Law at Syracuse University and a bachelor’s degree in political science from Lycoming College in Pennsylvania.
Farr, 39, has been in his current position, with responsibility for the company’s accounting, tax, treasury and business planning functions, since 2005.
He joined PPL in 1998 as director of international tax for PPL Global, the subsidiary that owns and operates electricity distribution businesses serving nearly 3.6 million customers in Latin America and the United Kingdom.
As PPL acquired 13 generating plants in Montana in 1999, Farr served as PPL Montana’s chief financial officer and vice president-Finance, implementing financial systems, controls and reporting procedures, and helping to create a corporate organization.
He returned to PPL Global in October 2001 as vice president-Operations and chief operating officer. He was promoted to senior vice president of PPL Global in December 2003, with responsibility for overseeing all day-to-day operations of the subsidiary, including international operations and international and domestic business development.
Farr was named vice president and controller for PPL Corporation in 2004 before being promoted to his current position.
He came to PPL from Illinova Generating Company, where he served as international project finance manager, coordinating financial, tax and legal due diligence for international acquisitions of electricity assets.
Earlier, he was international tax manager for Price Waterhouse LLP and was employed by Arthur Andersen as an international tax senior.
A native of Green Bay, Wis., Farr earned a master’s degree in management from Purdue University and a bachelor’s degree in accounting from Marquette University. He is a certified public accountant.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America.
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